Exhibit 10.28
Summary of Director Compensation
In October 2012, the board of directors of Telenav, Inc. (the “Company”) approved the following compensation package for the Company’s nonemployee directors, based on the recommendation of the chief executive officer and the compensation committee of the board of directors. The nonemployee director compensation package became effective as of the date of the Company’s 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”).

Annual retainer	$25,000
Additional retainer audit committee chair	$10,000
Additional retainer audit committee member	$5,000
Additional retainer compensation committee chair	$8,000
Additional retainer compensation committee member	$3,000

The Amended and Restated 2009 Equity Incentive Plan (the “Plan”) provides for the automatic grant of restricted stock units to nonemployee directors. Each individual who first joins the board of directors as a nonemployee director will receive, at the time of such initial election or appointment, an automatic grant of a number of restricted stock units determined by dividing $40,000 by the fair market value of a share of common stock on the grant date, with the number of restricted stock units rounded down to the nearest whole restricted stock unit, provided such person has not previously been in the Company’s employ. In addition, beginning on the date of the 2012 Annual Meeting, each individual who continues to serve as a nonemployee member of the board of directors, whether or not such individual is standing for re-election at that particular annual meeting, will be granted a number of restricted stock units determined by dividing $20,000 by the fair market value of a share of common stock on the grant date, with the number of restricted stock units rounded down to the nearest whole restricted stock unit, on the date of each annual stockholders meeting, provided such individual has served as a nonemployee member of the board of directors for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under the Plan.